EXHIBIT 10.2

111 Eighth Avenue 7th Floor New York, NY 10011 212.624.3700 Phone
As of July 23, 2011
William E. Pence
c/o WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011-5201
Dear Bill:
     The purpose of this letter is to amend the letter agreement between you and WebMD Health Corp. (“WebMD Health” or the “Company”) dated as of October 1, 2007 and as amended as of December 10, 2008 and February 11, 2011 (collectively, the “Letter Agreement”) and to describe the material terms of equity grants made to you on July 23, 2011 (the “Date of Grant”).
     1. Stock Options. On the Date of Grant, the Compensation Committee approved the grant to you of a non-qualified option (the “Option”) to purchase 75,000 shares of common stock of WebMD Health Corp. under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price of the Option is the closing price of the common stock on July 22, 2011. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s form of stock option agreement, which will be sent to you separately.
     2. Restricted Stock. On the Effective Date, the Compensation Committee approved the grant to you of 12,000 shares of restricted stock of WebMD Health (the “Shares”) under the terms of the Equity Plan. The Shares shall vest and the restrictions thereon lapse, subject to your continued employment on the applicable dates as follows: 25% of the Shares on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Shares shall be evidenced by and subject to the terms of the Company’s form restricted stock agreement, which will be sent to you separately.
     3. Termination of Employment. The following two sentences are added immediately before the last sentence of the current Section 5(a) of the Employment Agreement:
“In addition, in the event of the termination of your employment by the Company without Cause or by you for Good Reason, in either case within twelve (12) months following a Change of Control of WebMD, any of your option grants to purchase shares of WebMD Health Corp. made on or before July 23, 2011, which remain outstanding at the time of such termination, to the extent unvested, shall remain outstanding and continue to vest as if you remained in the employ of the Company until the first anniversary of such date of termination. The term “Change of Control of WebMD” shall have the meaning ascribed to such term in the Equity Plan. “
     You acknowledge that you continue to be bound by, and you hereby reaffirm your obligations under the Trade Secret & Proprietary Information Agreement annexed as part of the Letter Agreement and as Annex A to this Letter Agreement and the restrictive covenant agreements you have signed in connection with your employment, including those annexed as part of your equity agreements. Except as set forth herein, the Letter Agreement remains in full force and effect.
Sincerely,

/s/ Douglas W. Wamsley
Douglas W. Wamsley
EVP-General Counsel
Agreed to:

/s/ William E. Pence
William E. Pence

2